                                                                  EXHIBIT 23.1

                          INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors of
CPI Aerostructures, Inc.

We hereby consent to the use in the Prospectus constituting part of the
Registration Statement on Form S-3 of our report dated January 30, 2004 on the consolidated balance sheet of CPI Aerostructures, Inc. and Subsidiary as of
December 31, 2003 and the related consolidated statements of income, shareholders' equity (deficiency), and cash flows for each of the two years in the period ended December 31, 2003, which appear in the December 31, 2003 Annual
Report on Form 10-KSB of CPI Aerostructures, Inc. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 7, 2004